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                                                                       Exhibit 8

                         [LETTERHEAD OF FOLEY & LARDNER]

                                 July 24, 2003

Journal Communications, Inc.              The Journal Company
333 West State Street                     333 West State Street
Milwaukee, WI  53203                      Milwaukee, WI  53203

             Re: Federal Income Tax Consequences of Share Exchange and Termination of JESTA

Ladies and Gentlemen:

             As counsel to Journal Communications, Inc., a Wisconsin corporation ("Journal Communications"), and The Journal Company, a Wisconsin corporation ("New Journal"), we have been asked for advice concerning the anticipated federal income tax consequences of a proposed transaction consisting of (i) a share exchange (the "Share Exchange") in which New Journal will acquire all the outstanding common stock of Journal Communications and (ii) the termination of the Journal Employees' Stock Trust ("JESTA"). The facts relating to the proposed transaction are described in the Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission on May 14, 2003, as amended on June 20, July 14 and July 24, 2003 (the "Registration Statement"), and are generally summarized below. Unless otherwise indicated, all defined terms used in this letter have the meanings ascribed to them in the Registration Statement.

             At the present time, JESTA owns 90% of the outstanding common stock of Journal Communications, and the remaining common stock of Journal Communications is owned by Matex Inc. ("Matex") and the Abert Family Journal Stock Trust ("Abert"). New Journal was organized by Journal Communications solely for purposes of the Share Exchange and has minimum capitalization and no significant assets and does not engage in any business. Journal Communications and New Journal have entered into an Agreement and Plan of Share Exchange (the "Plan of Share Exchange") pursuant to which each share of Journal Communications common stock outstanding immediately prior to the Share Exchange, other than Journal Communications shares for which dissenters' rights have been exercised, will be exchanged for three shares of New Journal class B common stock. Under the Plan of Share Exchange, any fractional share interest in New Journal class B common stock that would otherwise be allocable to a holder of units of beneficial interest in JESTA (a "unitholder") or to Matex or Abert will be converted into the right to receive a specified amount of cash. As a result of the Share Exchange, Journal Communications will become a wholly-owned subsidiary of New Journal.

             Journal Communications, New Journal, Matex and Abert have entered into a Shareholders Agreement, dated as of May 12, 2003 (the "Shareholders Agreement"). Immediately after the Share Exchange, Matex and Abert will convert some of their New Journal class B common stock into New Journal class C common stock (the "Conversion"), and JESTA will terminate. Upon the termination, the shares of New Journal class B common stock received by JESTA as a result of the Share Exchange will be distributed to the unitholders. Shortly thereafter, New Journal will issue shares of its class A common stock in an initial public offering

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Journal Communications, Inc.
The Journal Company
July 23, 2003
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(the "IPO"), and then New Journal will commence a tender offer for shares of its class B common stock.

          In connection with the preparation of this letter, we have examined such documents concerning the proposed transaction as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated pursuant thereto, and judicial and administrative interpretations thereof, all of which are subject to change. Any such change could apply retroactively. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter. We have assumed that the Share Exchange and related transactions will be effected as set forth above and as described in the Registration Statement.

          In rendering the opinions contained herein, we have relied on the following representations made by Journal Communications and New Journal:

          (a) New Journal has no plan or intention to (i) sell or otherwise dispose of any shares of Journal Communications common stock that New Journal will receive in the Share Exchange, (ii) liquidate Journal Communications, (iii) cause Journal Communications to be merged into another entity, (iv) cause Journal Communications to be converted into any entity (such as a limited liability company) that is not a corporation, or
     (v) cause Journal Communications to sell or otherwise dispose of its assets, except in the ordinary course of business.

          (b) After the Share Exchange, New Journal will operate Journal Communications as a wholly-owned subsidiary, and the business of Journal Communications will be continued.

          (c) Except in connection with the Conversion and the tender offer described in the Registration Statement, and except in connection with any exercise by New Journal of redemption rights under the Shareholders Agreement, New Journal has no plan or intention to redeem or otherwise acquire any shares of its common stock issued in the Share Exchange.

          (d) Except as described in the Registration Statement with respect to New Journal's 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan, New Journal has no plan or intention to issue any shares of stock after the completion of the IPO in consideration (in whole or in part) for the performance of services.

          (e) With respect to the shares of New Journal common stock that are owned immediately after the IPO by the persons that are unitholders immediately prior to the Share Exchange, by Matex, and by Abert (such persons being referred to collectively as the "Specified Group"), the management of Journal Communications is not aware of any plan or intention on the part of the members of the Specified Group to sell or otherwise dispose of a sufficient number of such shares that, after also taking into account any shares of New Journal stock that New Journal plans to issue under the 2003 Equity Incentive Plan and the 2003 Employee Stock Purchase Plan, would result in the Specified Group and the holders of

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Journal Communications, Inc.
The Journal Company
July 23, 2003
Page 3

     the New Journal class A common stock owning shares that, in the aggregate, possess less than 80% of the voting power of all outstanding shares of New Journal common stock.

          (f) New Journal will not be an "investment company" (within the meaning of Section 351(e) of the Code) immediately after the IPO. For this purpose, a corporation is an "investment company" if more than 80% of the fair market value of its assets is attributable to cash, stock, securities, and other similar assets (itemized in Section 351(e)(1)(B) of the Code) that are held for investment; provided, however, that any shares of stock of a subsidiary that is more than 50% owned, by either vote or value, by the parent corporation are disregarded for this purpose, and the parent corporation is deemed to own its ratable share of the assets of the subsidiary.

          (g) In connection with the Share Exchange, New Journal will not assume any liabilities of the holders of Journal Communications common stock. To the best knowledge of the management of Journal Communications, the Journal Communications common stock to be received by New Journal in the Share Exchange will not be subject to any liabilities.

          (h) There is no intercorporate debt existing between New Journal and Journal Communications that was issued, acquired, or will be settled at a discount.

          Based upon the foregoing, we are of the opinion that for United States federal income tax purposes:

          (1) No gain or loss will be recognized by JESTA as a result of the Share Exchange and termination of JESTA.

          (2) No gain or loss will be recognized by a unitholder as a result of the Share Exchange and termination of JESTA, except with respect to any cash received in exchange for a fractional share interest in New Journal class B common stock.

          (3) The aggregate tax basis of any shares of New Journal class B common stock received by a unitholder upon the termination of JESTA will be the same as the aggregate tax basis of the JESTA units owned by the unitholder, reduced by any portion of the aggregate tax basis of the JESTA units that is allocable to any fractional share interest in New Journal class B common stock for which cash is received.

          (4) The holding period of the shares of New Journal class B common stock received by a unitholder upon the termination of JESTA will include the holding period of the JESTA units owned by the unitholder, provided that these JESTA units are held as a "capital asset" within the meaning of
     Section 1221 of the Code.

          (5) The receipt of cash by a unitholder pursuant to the exercise of dissenters' rights in the Share Exchange will result in the recognition of income or loss. Assuming that such a unitholder does not own, directly or constructively (under the attribution rules of

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Journal Communications, Inc.
The Journal Company
July 23, 2003
Page 4

     Section 318 of the Code), any shares of New Journal after the IPO, the receipt of the cash will result in a capital gain or loss. The amount of such gain or loss will equal the difference between the amount of cash and the adjusted tax basis in the unitholder's JESTA units. Any such capital gain or loss will be a long-term capital gain or loss if the unitholder has held the units for more than one year.

          (6) No gain or loss will be recognized by Journal Communications or New Journal as a result of the Share Exchange and termination of JESTA.

          The opinions expressed in this letter represent our best professional judgment, and are not binding on the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service would reach the same or similar conclusions in this transaction.

          The opinions expressed in this letter are solely for the benefit of Journal Communications, New Journal and the unitholders, and may not be relied upon in any manner by any other person. We hereby consent to the references to our firm in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Foley & Lardner

                                                     FOLEY & LARDNER